Exhibit 10.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

NUTRA SA, LLC
a Delaware limited liability company

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
NUTRA SA, LLC

NutraCea, a California corporation (“NutraCea”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively, “AF”), agree, effective as of __________________________, 2010 (the “Effective Date”), as follows:

ARTICLE I
Background and Purpose.

1.1           Certificate.  On or about January 14, 2008, a Certificate of Formation for Nutra SA, LLC, a limited liability company formed under the laws of the State of Delaware (“Company”), was filed with the office of the Delaware Secretary of State.

1.2           Original Operating Agreement.  Effective as of January 14, 2008, a limited liability agreement of the Company was adopted and approved by NutraCea as the sole member of the Company for the regulation of the Company under the Act (“Original Agreement”).

1.3           Additional Member; Manager Managed.  As of the Effective Date, the Company admitted AF as an additional Member. The Members intend that the Company be Manager managed.

1.4           Amend and Restate Operating Agreement.  The Members desire to amend and restate the Original Agreement in its entirety; and to enter into this Agreement to govern the organization and operation of the Company and the scope and conduct of its business from and after the Effective Date.

1.5           Adoption of Agreement.  The Members hereby adopt and approve this Amended and Restated Operating Agreement for the Company under the Act upon the terms set forth herein.

1.6           Other Agreement.  The Company, AF, Irgovel and NutraCea are parties to a Membership Interest Purchase Agreement dated December ___, 2010 (“Purchase Agreement”) and an Investor Rights Agreement of even date herewith (“Investor Rights Agreement”).  The parties hereto acknowledge and agree that the Company, Irgovel, AF and NutraCea have obligations to each other pursuant to the Purchase Agreement and the Investor Rights Agreement and that nothing contained herein shall limit such rights and obligations thereunder.

1.7           Defined Terms.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.8           Currency.  Unless specifically provided otherwise herein, all references to monetary units shall refer to the currency of the United States of America.

ARTICLE II
Certain Definitions.

The following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

“AF” has the meaning set forth in the Preamble hereto.

“AF Designees” has the meaning set forth in Section 6.2.1(a).

“Affiliate” means (i) any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Person, or that holds a substantial beneficial interest in a Person, or (ii) any relative or spouse of any person who holds a substantial beneficial interest in a Person.  The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Nutra SA, LLC, as amended.

“Annual Budget” means the annual operating budget of the Company and its Subsidiaries that the Management Committee approves for each calendar year in accordance with Section 6.2.5.

“Approved Sale” has the meaning set forth in Section 16.1

“Assignee” means a person who has acquired a beneficial interest in the Company who has not, as of the relevant time, been admitted as a substitute Member in accordance with the requirements of this Agreement.

“Authorized Unit” has the meaning set forth in Section 5.1.

“Bankruptcy”  means, with respect to any Person, any of:  (a) the filing of an application by such Person for, or its consent to, the appointment of a trustee, receiver, or custodian of such Person’s assets: (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by such Person generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person of its inability to pay its debts as they become due.  “Bankruptcy”, however, does not mean the NutraCea Bankruptcy, unless so specified.

“Brazilian Loan” has the meaning set forth in the Purchase Agreement.

“Business” has the meaning set forth in Section 3.6.

“Business Day” means any day other than a Saturday, Sunday or a day upon which banking institutions are authorized or required by law or executive order to be closed in the City of New York, New York.

“Capital Account” means an account initially reflecting the Capital Contribution of a Member which the Company establishes and maintains for such Member pursuant to Section 4.3.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the Fair Market Value of any other property contributed to the capital of the Company by such Member.  Notwithstanding anything herein to the contrary, the parties hereto agree that (i) NutraCea shall be deemed to have made a Capital Contribution to the Company on the day immediately before the Effective Date in an aggregate amount equal to Eighteen Million Dollars ($18,000,000), (ii) AF’s Capital Contributions shall include the total cash purchase price paid by AF to NutraCea to purchase Units from NutraCea pursuant to Section 2.1(a), Section 2.1(b) and, if applicable, Section 2.2(b) and Section 2.2(c) of the Purchase Agreement and (iii) NutraCea’s Capital Contributions shall not include any amount that NutraCea pays to the Company to purchase additional Units pursuant to Section 2.1(d) or, if applicable, Section 7.7 of the Purchase Agreement (notwithstanding that NutraCea will receive additional Units in exchange therefor) and NutraCea’s Capital Contribution total shall not be reduced as a result of any purchase by AF of Units from NutraCea pursuant to Section 2.1(b) of the Purchase Agreement.

“Capital Expenditure” has the meaning set forth in the Purchase Agreement.

"Capital Transaction" means (i) the sale, lease, exchange, condemnation, casualty or other disposition of the Company’s or Subsidiaries business or capital assets, whether voluntary or involuntary, and (ii) any financing or refinancing of the Company’s or Subsidiaries assets or other Company borrowing; except for (a) credit purchases of goods and services on a current basis and in the ordinary course of business, (b) the Brazilian Loan and (c) any other financing or refinancing by a Subsidiary the proceeds of which are primarily used for capital improvements and expansion by the Subsidiary.

“Certificate” and “Certificate of Formation” means the Certificate of Formation for the Company, as originally filed with the Delaware Secretary of the State pursuant to Section 18-201 of the Act.

“Change of Control” means (a) a sale, lease or other transfer of all or substantially all of the assets of the Company (which, for purposes of this definition, shall include the assets of its Subsidiaries), (b) a reorganization, merger or consolidation of the Company or Irgovel with or into any other Person, or an acquisition of the Company or Irgovel effected by an exchange of outstanding securities of the Company or Irgovel, in which transaction or series of related transactions the holders of Units or Irgovel securities outstanding immediately prior to such transaction no longer retain (either by such Units or Irgovel securities remaining outstanding or by such Units or Irgovel securities being converted into voting securities of the surviving entity) after such transaction at least fifty percent (50%) of the total Voting Power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (c)  any sale of voting control or other transaction similar to those described in clause (b) above following which the Company’s Members immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect Manager or the Management Committee, or otherwise.

“Charter Documents” means, with respect to any Person, such Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of organization or formation, operating agreement, limited liability company agreement, certificate of limited partnership, certificate of formation and partnership agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.  A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

“Company” has the meaning set forth in Section 1.1.

“Company Loss” has the meaning set forth in Section 9.5.

“Company Rep” has the meaning set forth in Section 9.5.

“Competing Business” means any of the activities constituting the Business in which any Person or division of any Person may engage within all or any part of Brazil.

“Confidential Information” has the meaning set forth in Section 5.8.3.

“Conversion” has the meaning set forth in the Investor Rights Agreement.

“Demand Request” has the meaning set forth in the Investor Rights Agreement.

“Designees” has the meaning set forth in Section 6.2.1(a).

“Disposition Closing” has the meaning set forth in Section 10.6.

“Disposition Event” means, with respect to any Member, the death, Bankruptcy or dissolution (other than dissolution following or in connection with a Transfer permitted pursuant to ARTICLE IX) of such Member.

“Distributable Cash” means, as of any date of determination with respect to each of the Company and its Subsidiaries taken as a whole, except as otherwise mutually agreed between AF and NutraCea, the positive amount, if any, of the excess of such Persons’ current assets determined in accordance with GAAP over the sum of (i) One Hundred Twenty Percent (120%) of the amount of such Persons’ current liabilities determined in accordance with GAAP, (ii) amounts which are clearly earmarked to be disbursed within the sixty (60) days following such date of determination to pay for Capital Expenditures, (iii) amounts which are clearly earmarked to be disbursed within the sixty (60) days following such date of determination to repay items of such Persons’ funded indebtedness, (iv) an additional amount reasonably determined by AF and NutraCea for any pending litigation as of such date against the Company or any of its Subsidiaries and (v) any additional amount that the Company reasonably requires to avoid incurring an Event of Default (as defined in the Purchase Agreement) upon the completion of such Distribution.

“Distribution”, “Distribute” and “Distributed” means the transfer of money or property by the Company to the Members without consideration.

“Drag Along Response Date” has the meaning set forth in Section 16.6.

“Drag Along Trigger Date” means the earliest to occur of the following (i) the fourth (4th) anniversary of the Effective Date or (ii) if an Event of Default occurs, the second (2nd) anniversary of the Effective Date, or (iii) if NutraCea makes a Roll Up Postponement Election (as defined in the Investor Rights Agreement), the date that that is thirty seven (37) months after the Effective Date.

“Economic Interest” means a Member’s share, or Economic Interest Owner’s share, of the Company’s Taxable Net Income, Taxable Net Loss, and/or Distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of the Company.

“Economic Interest Owner” means the owner of an Economic Interest (i) who has not been admitted as a Member in accordance with the requirements of this Agreement, or (ii) whose Membership Interest (but not that Member’s Economic Interest) has terminated.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Eligible Preemptive Interests” has the meaning set forth in Section 15.2.

“Event of Default” has the meaning set forth in the Purchase Agreement.

“Exercise Period” has the meaning set forth in Section 9.4.2.

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction; provided, however, that the Fair Market Value of any securities listed on any national securities exchange or quoted on the NASDAQ Stock Exchange (the “Nasdaq”) or the over the counter market, such amount as determined based upon the dollar volume-weighted average of the closing prices of the sales of securities of the type in question, on all securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on the Nasdaq as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau, LLC or any similar successor organization, in each such case averaged over a period of 30 consecutive Business Days prior to such day.

“Fiduciary Duties” has the meaning set forth in Section 6.4.

“Fiscal Year” means each year ended on December 31, or other fiscal year of the Company.

“Former Member” has the meaning set forth in Section 10.1.

“Former Member’s Interest” has the meaning set forth in Section 10.1.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Initial Public Offering” means an underwritten offering of common equity securities of the Company (including a Successor Corporation) pursuant to a registration statement under the Securities Act, or any similar document if such offering is conducted outside the United States, having an aggregate gross offering price of at least Fifty Million Dollars ($50,000,000), and (b) after which such securities are traded on a securities exchange approved by a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

“Interest Purchase Notice” has the meaning set forth in Section 15.2.

“Investor Indemnified Party” has the meaning set forth in the Purchase Agreement.

“Investor Rights Agreement” has the meaning set forth in Section 1.6.

“Interest Sale Election Period” has the meaning set forth in Section 15.2.

“Interest Sale Notice” has the meaning set forth in Section 15.2.

“Investor Fee” has the meaning set forth in the Purchase Agreement.

“Irgovel” means Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil.

“Majority in Interest of the Members” means one or more Percentage Interests of the Members which exceed fifty percent (50%) of the aggregate of all Percentage Interests held by all Members; provided, that following an Event of Default, “Majority in Interest” means one or more Members which hold, in the aggregate, in excess of seventy five percent (75%) of the aggregate of all Units held by AF and its Assignees.

“Management Committee” initially means a five (5) person committee, unless a different number is authorized in accordance with Section 6.2, and shall comprise such successors and replacements as may be selected from time to time pursuant to Section 6.2.1 of this Agreement.

“Manager” means W. John Short, for so long as he is a duly appointed Manager pursuant to Section 6.1, and each other Person from time to time added as a Manager in accordance with the terms hereof.

“Member” means any Person holding Units that has been admitted to the Company as a Member with the approval of the Manager and the Management Committee or is an Assignee who has become a Member in accordance with ARTICLE IX.

“Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of the Company.

“Nasdaq” has the meaning set forth in the definition of Fair Market Value.

“New Securities” has the meaning set forth in Section 15.1.

“Non-Competing Business” means any business that is not a Competing Business.

“Non-Transferring Member” has the meaning set forth in Section 9.4.

“NutraCea” has the meaning set forth in the Preamble hereto.

“NutraCea Bankruptcy”  means the Chapter 11 Case No. 2:09-bk-28817-CGC, in the United States Bankruptcy Court for the District of Arizona, in which NutraCea was the debtor and debtor-in-possession.

“NutraCea Designees” has the meaning set forth in Section 6.2.1(a).

“Observer” has the meaning set forth in Section 6.2.6.

“Original Agreement” has the meaning set forth in Section 1.2.

“Participating Member” has the meaning set forth in Section 9.5.

“Participation Rights Transfer Costs” has the meaning set forth in Section 9.5.

“Percentage Interest” means, with respect to each Unit Holder, the product of (a) 100 and (b) the quotient obtained by dividing (i) the number of Units held by a Member by (ii) the total number of Units then outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Presenting Member” has the meaning set forth in Section 5.8.2.

“Proposed Buyer” has the meaning set forth in Section 16.1.

“Purchase Agreement” has the meaning set forth in Section 1.6.

“Purchasing Member” has the meaning set forth in Section 9.4.4.

“Regulatory Allocation” has the meaning set forth in Section 8.8.

“Related Documents” shall mean the Purchase Agreement, the Investor Rights Agreement, the License Agreement and any other document entered into or delivered in connection with the transactions contemplated herein or therein.

“Remaining Member” has the meaning set forth in Section 10.1.

“Restructured Person” has the meaning set forth in Section 17.19.

“Sale Deadline” has the meaning set forth in Section 9.4.5.

“Sale Notice” has the meaning set forth in Section 16.1.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as of the same shall be in effect at the time.  References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar successor federal statute.

“Selling Member” has the meaning set forth in Section 9.5.

“Shared Employee” has the meaning set forth in Section 6.14.

“Subsidiary” means, for all purposes hereunder other than Section 6.2.5, any Person of which more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company at any date of determination, either directly or through other Subsidiaries.  Solely for purposes of Section 6.2.5, “Subsidiary” means any Person of which, directly or indirectly, (i) more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company, (ii) the Company may appoint a majority of the members of the Person’s board of directors, (iii) the Company may appoint a majority of the Person’s executive officers, or (iv) the Company is one of the three (3) largest holders of equity interests.

“Successor Corporation” has the meaning set forth in Section 17.2.

“Super-Majority in Interest” means one or more Members which hold, in the aggregate, in excess of seventy five percent (75%) of the aggregate of all Percentage Interests held by Members.

“Super-Majority of the Management Committee” means (i) so long as the Management Committee is comprised of five (5) individuals, four (4) of the five (5) members of the Management Committee, and (ii) at any time when the Management Committee is expanded pursuant to Section 6.2, a number of members of the Management Committee that is (a) equal to a majority of such members and (b) includes at least one (1) AF Designee and one (1) NutraCea Designee.

“Taxable Net Income and Taxable Net Loss” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately, as appropriate, determined by certified public accountants for the Company and in accordance with United States generally accepted accounting principals, consistently applied, at the close of each Fiscal Year, reflected on the Company’s information tax return filed for federal income tax purposes.

“Transfer” or “Transferred” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest; provided, that in no event shall the lien and related rights provided to the unsecured creditors pursuant to the NutraCea Bankruptcy be considered a “Transfer” hereunder.

“Transferring Member” has the meaning set forth in Section 9.4.

“Transferred Membership Interest” has the meaning set forth in Section 9.4.

“Transfer Notice” has the meaning set forth in Section 9.4.1.

“Units” means a portion of a Membership Interest of a Member.  Each Unit shall represent an equal portion of the total Percentage Interests held by all Members, and the number of Units held by each Member shall be set forth on Exhibit A, as amended from time to time.  Units repurchased or redeemed by the Company shall terminate and no longer exist.

“Unit Holder” means a Member owning a Unit.

“Unreturned AF Capital Contributions” means, as of any date of determination, the total (but not less than zero) of (i) the product of (a) the number two (2) and (b) the Capital Contributions of AF, less (ii) the aggregate amount of Distributions paid to AF in respect of AF’s Units pursuant to Section 7.2 (but not less, for purposes of clarity, the Investor Fee).

“Unreturned NutraCea Capital Contributions” means, as of any date of determination, the total (but not less than zero) of (i) the product of (a) the number two (2) and (b) the excess of (x) the Capital Contributions of NutraCea, over (y) the aggregate purchase price paid by AF to NutraCea to purchase Units from NutraCea pursuant to Section 2.1(a), if applicable, Section 2.2(b) of the Purchase Agreement, and, if applicable, Section 2.2(c) of the Purchase Agreement, less (ii) the aggregate amount of Distributions paid to NutraCea in respect of NutraCea’s Units pursuant to Section 7.2.

“Unreturned Capital Contributions” means, as applicable, the Unreturned AF Capital Contributions and the Unreturned NutraCea Capital Contributions.

“Voting Power” means with respect to any Person, the power to vote for or designate members of the board of directors, management committee, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation, a limited liability company agreement, partnership agreement or similar agreement or under an irrevocable proxy.

ARTICLE III
Organization of the Company

3.1           Formation.  The Members have formed a limited liability company under the Act.  This Agreement controls all rights and obligations of the Members, Economic Interest Owners and Managers, as such, to the fullest extent permitted by law.

3.2           Name.  The name of the Company shall be “Nutra SA, LLC.”  The Company may conduct business under that name or upon compliance with applicable laws, any other name that the Manager, with the prior approval of the Management Committee, deems appropriate or advisable.  The Company’s name shall be the exclusive property of the Company and no Member shall have any rights in the name or any derivations thereof.

3.3           Term.  The term of the Company will commence on the date of the filing of the Certificate and shall terminate as provided under ARTICLE XII.

3.4           Office and Agent.

3.4.1        Registered Office.  The Company shall continuously maintain a registered agent in the State of Delaware as required by Section 18-104(a)(2) of the Act. The initial registered office of the Company shall be 2711 Centerville Road, Suite 400, Wilmington, DE.  The initial registered agent shall be Corporation Service Company.  The Manager, with consent of the Management Committee, may change the registered office and/or the registered agent at any time and from time to time, as permitted under the Act, upon prior written notice to the Members.

3.4.2        Other Offices.  The principal office of the Company shall be located at NutraCea’s corporate offices in Scottsdale, Arizona, or such location as the Manager, with the approval of the Management Committee, may determine.  The Company also may have such other offices anywhere within and without the State of California, as the Manager, with approval of the Management Committee, from time to time may determine.

3.5           Purpose of the Company. The purpose of the Company is to (i) to own, hold and divest of equity securities of Irgovel and other Subsidiaries of the Company and (ii) take such other activities incidental to the foregoing and not prohibited under the terms of this Agreement or applicable law or regulation.  At all times from and after the date of this Agreement, the Company shall not engage in any business or other activities other than the foregoing.

3.6           Purpose of Irgovel and Other Subsidiaries.  The purpose of the Irgovel and each other Subsidiary of the Company is to (i) own, manage, design, develop and operate facilities in Brazil for the production of (a) rice bran oil, (b) stabilized rice bran for use in the production of rice bran oil, and (c) the first stage rice bran oil derivative components lecithin, fatty acids and animal and human food grade defatted rice bran and (ii) take such other activities incidental to the foregoing and not prohibited under the terms of this Agreement or applicable law or regulation (the “Business”). At all times from and after the date of this Agreement, neither the Company nor any Subsidiary of the Company shall engage in any business or other activities other than the Business. Without limiting the generality of the foregoing, the Business shall not include the production of any rice bran oil derivative products other than those specified in Section 3.6(i)(c) above.

ARTICLE IV
Capital Contributions; Percentage Interest and Units.

4.1           Initial Capital Contributions.  Prior to the Effective Date, NutraCea has made or shall be deemed to have made a total of $18,000,000 in Capital Contributions to the Company and received therefore a total of 9,000,000 Units. Contemporaneously with the execution of this Agreement, AF will acquire Units from NutraCea and the Company and NutraCea will acquire Units from the Company, in each case as set forth in the Purchase Agreement.  Following such acquisitions, the Company’s books and records will reflect that each Member has the Capital Contributions set forth opposite each Member’s name on Exhibit A attached hereto, which Exhibit A shall be revised to reflect changes to the Member’s Capital Contributions in accordance with the terms hereof.

4.2           Percentage Interests.  As of the date hereof after giving effect to the transactions described in Section 4.1, the Members shall own the number of Units and have the Percentage Interests set forth opposite each Member’s name on Exhibit A, which Exhibit A shall be revised to reflect any additional Units from time to time sold or acquired by the Members.

4.3           Capital Accounts.  The Company shall establish an individual Capital Account for each Member.  The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall initially be credited with the Capital Contribution made by such Member pursuant to Section 4.1.  If a Member transfers the Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

4.4           Additional Capital Contributions. Except and solely to the extent required by the Purchase Agreement and Section 7.5 below, no Member shall have any obligation to make additional Capital Contributions to, or acquire additional Units from, the Company.

4.5           Loans.   In the event additional capital is necessary to meet operating expenses and capital expenditures or as otherwise reasonably determined by the Manager, the Manager, from time to time, may obtain loans to the Company from third parties or Members for all or a portion of such cash needs with and subject to the prior approval of the Management Committee and as set forth in Section 6.2.4.  Such loans may be unsecured or secured by all or a portion of the Company’s assets.  Any loan from a Member shall be subject to the requirements of Section 5.6.

4.6           Return of Capital Contribution.  Except as provided in the Purchase Agreement, no time is agreed upon as to when the Capital Contributions of the Members are to be returned or whether the Capital Contributions of the Members will be returned.  Subject to Section 7.2, the Members shall not have the right to withdraw or demand return of their Capital Contributions nor shall the Members have the right to demand and receive property other than cash in return for their Capital Contributions.

ARTICLE V
Units; Members.

5.1           Classes of Members.   The Company has the authority to issue a total of Thirteen Million (13,000,000) Units (“Authorized Units”).  No additional class or series of Units and no increase or decrease in the amount or type of Authorized Units may be made without the prior written consent of AF and NutraCea.  Any Membership Interests in the Company shall be represented by Units. The Members shall have the rights of Members as provided herein.

5.2           Admission of Additional Members.  Other than substitute Members admitted pursuant to ARTICLE IX, additional Members may be admitted to the Company, only with the consent of the Manager and the Management Committee (which shall, prior to an Event of Default, require consent by action of a Super-Majority of the Management Committee and, following an Event of Default, require consent acting in accordance with Section 6.2.2.  Any additional Members shall obtain Units and Membership Interests and will participate in the management, Taxable Net Income, Taxable Net Losses, and Distributions of the Company on such terms as are set forth herein.  Substitute Members and assignees of Members may be admitted only in accordance with ARTICLE IX.  Upon admission of a new or substitute Member, this Agreement shall be amended to set forth the name, Capital Contribution, number of Units and Percentage Interest of the new Member and the new Member shall enter into this Agreement as amended, subject to the following:

5.2.1        Compliance with Law.  The admission must comply with all applicable state and federal securities and all other applicable laws; and

5.2.2        Agreement.  Each additional Member shall agree to be bound by the terms of this Agreement.

5.3           Withdrawals or Resignations.  No Member may withdraw or resign from the Company, whether as a result of the Bankruptcy of such Member or as result of any other events specified in Section 18-304 of the Delaware Act.  So long as a Member continues to own or hold any Units, such Member will not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company will be null and void.  When any Person who is a Member ceases to own or hold any Units, such Person will no longer be a Member.

5.4           Payments to Members.  Except (i) as approved in writing by a Super-Majority of the Management Committee or included in an annual budget approved by the Management Committee in accordance with Section 6.2.5, (ii) as specified in this Agreement or any other Related Document, or (iii) as otherwise provided in an agreement between the Company and the Member that has been approved by a Super-Majority of the Management Committee, no Member or Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company.

5.5           Intentionally Deleted.

5.6           Loans and Other Transactions with the Company.  With the express prior approval of a Super-Majority of the Management Committee, a Member may loan money to the Company on terms and conditions so approved.  No such loan shall constitute a Capital Contribution or increase the Percentage Interest of the lending Member.  Notwithstanding the foregoing, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2 shall have the authority to approve such a loan, so long as such loan contains terms and conditions representative of an arm’s-length transaction.

5.7           Meetings of Members.  Except as required by applicable law, no annual or regular meetings of the Members are required.  However, if meetings are held, then such meetings shall be held in accordance with this Section 5.7 and applicable law.

5.7.1        Place of Meetings.  Meetings of Members shall be held at any place stated in any proper notice of meeting.

5.7.2        Power to Call Meetings.  Meetings of the Members may be called by the Manager, any two (2) members of the Management Committee or by any Member holding twenty five percent (25%) or more of the total Units then outstanding, for the purpose of addressing any matters on which the Members may vote.

5.7.3        Notice of Meetings.

(a)           Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10) Business Days nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting; provided that each Member shall be able to waive the notice requirements hereof in whole or part.  The notice shall state the place, date and hour of meeting and shall set forth in reasonable detail the business to be transacted at such meeting.  No other business may be transacted at such meeting, unless AF and NutraCea are present at the meeting and each approves such other business.

(b)           Notice of a Members’ meeting shall be given either personally or by mail or other means of written communication, addressed to the Member at the address of Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice.  The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

(c)           Upon written request to the Manager by any Person(s) entitled to call a meeting of the Members, the Manager shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person(s) calling the meeting, not less than ten (10) Business  Days nor more than sixty (60) days after the receipt of the request.  If the notice is not given within five (5) days after the receipt of the request, the Person(s) entitled to call the meeting may give the notice.

(d)           When a Members’ meeting is adjourned to another time or place, except as provided in the last sentence of this paragraph, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Company may transact any business that may have been transacted at the original meeting.  If the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

5.7.4        Action without a Meeting.  Any action that may be taken at any meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is executed and delivered to the Company by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voting; provided, however, that written notice of the intention to take such action shall be delivered (along with the form of written consent that is to be executed in connection with the taking of such action) to all the Members at least ten (10) Business Days prior to taking any such action by written consent.

Any Member giving a written consent, or the Member’s proxy holder, may revoke the consent by a writing received by the Company prior to the time that the written consents of Members having the minimum number of votes that would be required to authorize the proposed action have been filed with the Company, but may not do so thereafter.  Such revocation is effective upon its receipt at the office of the Company.

5.7.5        Proxies.  The use of proxies in connection with this Section 5.7 will be governed in the same manner as in the case of corporations formed under the Delaware General Corporation Law.

5.8           Business Activities of Members; Confidentiality.

5.8.1        Non-Competing Business.  The Members and their Affiliates may engage or invest in, independently or with others, any business activity relating to a Non-Competing Business. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  The Members, as such, shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company relating to a Non-Competing Business.  Each Member hereby waives any and all rights and claims which it may otherwise have against the other Members and their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities.

5.8.2        Competing Business.  Neither NutraCea, nor any of NutraCea’s Affiliates, nor AF shall directly or indirectly own, manage, operate, control or participate in the operation of any Competing Business, whether independently or with others, unless expressly approved in writing in advance by the Member(s) other than the Presenting Member (as defined below).  NutraCea and, in the event that AF is intended to invest in such opportunity, AF, as such, shall be obligated to present any investment opportunity or prospective economic advantage to the Company relating to a Competing Business (such Member presenting the opportunity on behalf of itself or, as applicable, it Affiliates, the “Presenting Member”).  However, if the Member(s) other than the Presenting Member approves any of such activities in writing, then the Member(s) other than the Presenting Member hereby waives any and all rights and claims which it may otherwise have against the Presenting Member and the Presenting Member’s officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities.  For the avoidance of doubt (i) Affiliates of AF, other than AF, shall not be restricted from owning, managing, operating, controlling or participating in the operation of any Competing Business and (ii) AF, its Affiliates and their respective officers, directors, shareholders, partners, members, managers, agents and employees shall have no duty to present any investment opportunity or prospective economic advantage to the Company relating to a Competing Business if such opportunity is to be invested in by Persons other than AF, which determination shall be made by AF and/or its Affiliates in their sole discretion.

5.8.3        Confidentiality.  During the term of the Company AF, the AF Designees and all other AF representatives will receive or gain access to certain non-public information regarding the Company, its Business, or its Subsidiaries, including without limitation, technical information, market and marketing information, tactics, strategies and costs, manufacturing techniques,  processes, costs and technologies, accounting, financial, personnel and planning information, details of banking and other borrowing relationships, customer lists and customer contact information, product formulations, product and component costs and pricing tactics and strategies, supplier names and contact information, employee and consultant or advisor  names, compensation and contact information, raw material purchase costs and contracts, legal information and other intellectual property rights and confidential information proprietary to the Company, its Subsidiaries or NutraCea (“Confidential Information”). AF agrees, and any representative of AF will agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all such Confidential information, except to the extent otherwise required by law and any other applicable regulatory process.  Notwithstanding the foregoing, AF may disclose limited portions of such information to its existing and potential investors (including, for the avoidance of doubt, its limited partners); provided that AF informs such existing and potential investors that such information is confidential and AF assumes responsibility for the misuse or improper disclosure of such information by the existing and potential investors.  AF understands and agrees that material nonpublic information regarding the Company or its Subsidiaries constitutes material nonpublic information of NutraCea, and agrees to comply with all applicable securities laws with regard to its use of such information.  Notwithstanding anything to the contrary contained herein, each of AF, the AF Designees and all other AF representatives shall be free to use any means, concept and idea that (i) is or becomes generally available to the public other than as a result of a disclosure by AF, an AF Designee or any other AF representative in violation of this Agreement; (ii) is or becomes available to AF, the AF Designee or AF representative, as applicable, on a non-confidential basis from a source other than AF, an AF Designee or any other AF representative, as long as the other source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal, or fiduciary obligation; (iii) is demonstrably within AF’s, the AF Designee’s or the other AF representative’s possession before it is provided to such person; or (iv) is of general application and not related to any specific Company technology, products, projects or other work product and is retained in the unaided memory of such Person without reference to any material which is written or otherwise fixed in tangible form and not developed by reference to any such materials.

5.9           Members Are Not Agents.  The management of the Company is vested in the Manager, the Management Committee and duly appointed officers of the Company. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any member in such capacity bind or execute any Agreement or instrument on behalf of the Company.

ARTICLE VI
Management and Control of the Company.

6.1           Management of the Company. The business, property and affairs of the Company shall be managed by the Manager, subject to (a) the oversight of the Management Committee, (b) such assistance, direction, approvals and consents as are required hereunder from the Management Committee, (c) the authority granted to the Company’s officers by a Super-Majority of the Management Committee and (d) the terms and conditions set forth in the Certificate and in this Agreement; provided, that, following an Event of Default, the Company’s officers shall be granted authority by the Management Committee acting in accordance with Section 6.2.2.  The Manager, with direction, approval and consent of the Management Committee when specifically required pursuant hereto, but subject to the powers delegated to the Company’s officers, shall have full and complete authority, power, and discretion to manage and control the Business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s Business, property and affairs, but in all cases subject to the limitations and consistent with the requirements set forth herein and in the Purchase Agreement.  The Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts.  Without limiting the generality of the foregoing and subject to the limitations imposed under Section 6.2.4, and Section 6.3 or in other express provisions of this Agreement, any employment agreement between the Manager and the Company that has been approved by a Super-Majority of the Management Committee or any other required approvals of the Management Committee set forth herein, the Manager shall have all necessary powers to manage and carry out the purposes, Business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers of a “manager” described in the Act; provided, that, following an Event of Default, any employment agreement between the Manager and the Company shall be approved by the Management Committee acting in accordance with Section 6.2.2, so long as such employment agreement contains terms and conditions representative of an arm’s-length transaction. Notwithstanding anything to the contrary contained herein, the Manager shall use its commercially reasonable best efforts to prevent the Company from engaging in any transaction that may cause any member who is not a United States Person as defined in section 7701 of the Code to recognize effectively connected income as a result of its investment in the Company.

6.1.1        Election of Manager(s), Number, Term, and Qualifications; Vote of Managers.  The Company shall initially have one (1) Manager.  The initial Manager shall be W. John Short.  The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of a Super-Majority of the Management Committee; provided, that, following an Event of Default, such number of Managers shall be fixed by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2 and provided further, that in no instance shall there be less than one (1) Manager and provided further, that if the number of Managers is increased to more than one (1), the Certificate shall be amended to delete the statement that the Company has only one Manager.  Unless a Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified.  Managers shall be elected by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2.  A Manager need not be a Member, an individual, a resident of any specific State, or a citizen of the United States.  If there is more than one (1) Manager, the vote of a majority of the Managers shall govern all decisions to be made by the Managers.

6.1.2        Resignation.  Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.  The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

6.1.3        Removal.  All or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of a Super-Majority of the Management Committee at a meeting called expressly for that purpose, or by the written consent of a Super-Majority of the Management Committee; provided, that following an Event of Default, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2.  Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager’s rights as a Member or constitute a withdrawal of a Member.

6.2           Management Committee. The Company shall be managed by the Manager in accordance with this Agreement, subject to the general oversight of the Management Committee and such other limitations specifically set forth herein.  The Management Committee shall be composed of five (5) individuals, or such other greater odd number of individuals as is approved by AF and NutraCea, who may each be Members, Managers or any other Person selected to serve on the Management Committee as provided herein.

6.2.1        Election, Resignation and Removal of Management Committee Members.

(a)           Election.  Three (3) members of the Management Committee (or two (2) upon the occurrence of an Event of Default) shall consist of individuals appointed by NutraCea (“NutraCea Designees”).  The initial NutraCea Designees shall be W. John Short, Dale Belt and Leo Gingras.  The remaining two (2) members of the Management Committee (or three (3), upon the occurrence of an Event of Default) shall consist of individuals appointed by AF (“AF Designees”, and together with the NutraCea Designees, the “Designees”).  The initial AF Designees shall be Juan Lucena Maguire and Ana Paula Bannwart.  Notwithstanding the foregoing, immediately and automatically upon the occurrence of an Event of Default without requiring the further action of any Person, (i) AF shall be entitled to appoint three (3) members of the Management Committee, (ii) the three (3) members of the Management Committee previously appointed by NutraCea shall no longer be Management Committee members and shall no longer have the right to exercise any right or authority as a Management Committee member, and (iii) NutraCea shall be entitled to re-appoint two (2) of such three (3) members.  AF and NutraCea, respectively, may appoint the persons described in the foregoing clauses (i) and (iii) by sending written notice thereof to the other party.

(b)           Resignation. Any member of the Management Committee may resign at any time by giving written notice to the Manager and the remaining Members of the Management Committee.  The resignation of any member of the Management Committee shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a member of the Management Committee who is also a Member shall not affect the resigning member’s rights as a Member and shall not constitute a withdrawal of a Member.

(c)           Removal.  Subject to the written notice requirement of the last sentence of Section 6.2.1(a), the NutraCea Designees may be removed or replaced only by NutraCea, and the AF Designees may be removed or replaced only by AF.  NutraCea and AF may remove their respective designees at any time, with or without cause.  Any removal of a member of the Management Committee that is a Member shall not affect such removed member’s rights as a Member or constitute a withdrawal of a Member.

6.2.2        Meetings of the Management Committee.  The Management Committee shall hold regularly scheduled meetings at least once each calendar quarter, and participation by telephone shall be arranged for Management Committee members and allowed observers if so requested. The Management Committee shall designate the times of these regular meetings.  No notice need be given of regular meetings for which the Management Committee has designated a time.  Special meetings of the Management Committee may be held at any time upon the call of any two (2) members of the Management Committee.  Notice of any special meeting shall be sent to the last known address of each Management Committee member at least five (5) Business Days before the meeting.  Notice of any meeting shall state the place, date and hour of meeting and shall set forth in reasonable detail the business to be transacted at such meeting.  No other business may be transacted at such meeting, unless at least one (1) AF Designee and one (1) NutraCea Designee are each present at the meeting and each approves such other business.  Attendance at such meeting shall also constitute a waiver of notice thereof, except where a Person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(a)           A quorum for the transaction of business at a meeting shall require the presence of a majority of the members of the Management Committee and at least one NutraCea Designee and one AF Designee.  Except as otherwise provided in this Agreement, the vote or consent of three (3) Management Committee members shall be the act of the Management Committee.

(b)           Meetings of the Management Committee shall be held at such location to be determined by the Management Committee.  The Management Committee may appoint from its members (i) a Chairman who shall preside at meetings, and (ii) a Secretary of the meeting.  At least one (1) Management Committee meeting each year shall be held in person.

(c)           Anything in this Section 6.2 to the contrary notwithstanding, any action that may be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by those Persons with the requisite authority to take such action under this Agreement; provided that written notice of the intention to take such action shall be delivered (along with the form of written consent that is to be executed in connection with the taking of such action) to each member of the Management Committee at least five (5) Business Days prior to taking any such action by written consent (unless such notice is waived by the members of the Management Committee). Such consent shall have the same force and effect as a vote duly called and held.

(d)           Meetings may be held by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other.  Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

(e)           The Company shall pay all reasonable out-of-pocket expenses incurred by the members of the Management Committee in attending any meetings of the Management Committee.

6.2.3        Powers of the Management Committee.  Except as specifically provided herein, the Management Committee shall have no power to cause the Company to do any act, but shall have such approval and other authority as expressly provided hereunder.  Following an Event of Default, the Management Committee shall have the authority to remove the Company’s and its Subsidiaries’ independent auditors and to select the replacement of new auditors so long as such auditors are reasonably acceptable to the independent auditors of NutraCea for purposes of providing any necessary reports and consents in NutraCea’s periodic filings with the SEC.

6.2.4        Approval of a Super-Majority of the Management Committee.  Notwithstanding anything to the contrary contained herein, neither the Manager nor any Company officer shall have authority to cause the Company or any of its Subsidiaries to take, and the Company shall not take or cause any of its Subsidiaries to take, directly or indirectly, any of the following actions without first obtaining the prior affirmative vote or written consent of a Super-Majority of the Management Committee; provided, however, that following an Event of Default, the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2 shall be sufficient to for the Company to take those actions and transactions described in this Section 6.2.4, except that a Super-Majority of the Management Committee shall continue to be required for the Company to take those actions and transactions described in (f), (g), (h), (l), and (t) below:

(a)           Any amendment to this Agreement, the Certificate, or the Charter Documents of any of the Company’s Subsidiaries;

(b)           Intentionally Deleted;

(c)           The offering or sale by the Company or its Subsidiaries of any equity or debt securities, or any securities convertible into or exercisable or exchangeable for such securities, or for warrants, options or other rights to acquire any such securities;

(d)           The redemption or repurchase of any securities of the Company or its Subsidiaries;

(e)           Entry by the Company or any of its Subsidiaries into lines of business other than owning, managing, designing, developing or operating rice bran oil mills in Brazil (including by way of entering into a partnership, joint venture or strategic alliance outside of such lines of business);

(f)            Dissolve, liquidate or approve the dissolution or liquidation of the Company or its Subsidiaries;

(g)           Terminate the business or operations of the Company or its Subsidiaries;

(h)           cause or permit any Bankruptcy to occur with respect to the Company or any of its Subsidiaries;

(i)            Incurrence of any debt by the Company or any of its Subsidiaries that is not included in the Annual Budget that would cause (a) the total outstanding indebtedness of the Company or any of its Subsidiaries to exceed One Million Dollars ($1,000,000) or (b) the aggregate outstanding indebtedness of the Company and its Subsidiaries on a consolidated basis to exceed One Million Dollars ($1,000,000); provided, however, that this Section 6.2.4(i) shall not apply with respect to the Brazilian Loan;

(j)            Granting or establishing a lien, security interest or other encumbrance on the assets or equity securities of the Company or its Subsidiaries other than liens incurred in the ordinary course of business or pursuant to the Brazilian Loan;

(k)           Causing the Company or any of its Subsidiaries to guarantee the debts or other obligations of any Person other than pursuant to the Brazilian Loan;

(l)            Selecting an independent auditor for the Company or any of its Subsidiaries; provided that NutraCea may also elect (at its sole cost and expense) to have its auditor audit the Company and its Subsidiaries;

(m)           Selling, transferring, assigning or otherwise disposing of any material assets of the Company or its Subsidiaries, whether in one transaction or a series of related transactions in any consecutive twelve (12) month period, other than (i) the sale of inventory and replaced or redundant equipment in the ordinary course of business and (ii) pursuant to an Approved Sale in accordance with Article XVI.

(n)           Acquiring more than Fifty Percent (50%) of the equity or voting securities or all or substantially all of the assets of another Person, in one or more related transactions occurring in any consecutive twelve (12) month period, whether by merger, consolidation, purchase of stock or assets, recapitalization or otherwise;

(o)           Approving or modifying the Annual Budget of the Company and its Subsidiaries;

(p)           Approving any expenditure by the Company or any of its Subsidiaries that varies in any material respect from the Annual Budget;

(q)           Approving any loan, advance or other extension of credit by the Company or any of its Subsidiaries that varies in any material respect from the Annual Budget;

(r)            Adopting any employee compensation or benefit plan by the Company or any of its Subsidiaries that is (or modifying any of the foregoing to the extent) not reflected in the Annual Budget, including bonus plans, profit sharing arrangements and incentive compensation plans, but excluding the payment of base salaries of non-executive employees;

(s)           Commencing or settling any litigation or other legal proceeding, other than collection proceedings for accounts receivable and similar matters arising in the ordinary course of business;

(t)            Making or modifying of any election regarding the characterization of the Company or its Subsidiaries for United States tax purposes;

(u)           Causing the Company or any Subsidiary to enter into any transaction with any officers or directors of the Company or any of its Subsidiaries or with any of their Affiliates; and

(v)           Increasing or decreasing the compensation or benefits payable to the officers, directors or managers of the Company or any of its Subsidiaries.

6.2.5        Annual Budget.  The Annual Budget shall reflect reasonable expectations of administrative expenses of the Company and operations of its Subsidiaries.  On or before the expiration of each budget period, the Company shall adopt, in accordance with Section 6.2.4, a new Annual Budget for the Company and its Subsidiaries for the next budget period, which period shall initially be a calendar year.  The Company shall provide a copy of each new approved budget to all Members promptly following adoption.  The Manager and officers of the Company and its Subsidiaries shall operate the Company and the Subsidiaries consistent with this Agreement and in a manner that will allow the Company and such Subsidiaries to comply in all material respects with the Annual Budget, except as to such matters as are expressly approved and authorized in accordance with Section 6.2.4.  Any material adjustments or variations to the Annual Budget must be expressly approved in accordance with Section 6.2.4.  Following an Event of Default, the Management Committee shall reasonably consult with the NutraCea Designees prior to approving the Annual Budget and any material adjustments or variations thereto in accordance with Section 6.2.4.

6.2.6        Observer’s Rights.  One (1) representative from time to time designated by each of NutraCea and AF (each, an “Observer”) shall have the right to attend all meetings of the Management Committee, and any committee thereof, in a nonvoting observer capacity and, in this respect, the Company shall provide such representatives copies of all notices, minutes, consents and all other materials provided to the Management Committee members, at the time such materials are provided to the Management Committee members.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Observers in attending these meetings.  Any Observer attending meetings of the Management Committee or otherwise receiving information regarding the Company and its prospects shall keep all information so obtained confidential and shall not disclose such information unless required by applicable law.

6.2.7        Fees for Management Committee Members.  The Company shall pay or cause a Subsidiary to promptly (i) reimburse each member of the Management Committee for reasonable out of pocket expenses incurred in connection with his or her participation at the meetings of the Management Committee and (ii) pay each member of the Management Committee a fee of R$ 25,000 for each quarterly Management Committee meeting attended in person and a fee of R$ 2,000 for each quarterly meeting attended telephonically).

6.3           Consent of Members.  In addition to any other limitations expressly set forth in this Agreement, no Manager or officer shall have the authority to cause the Company to engage in (and the Company shall not engage in) the following transactions without first obtaining the affirmative vote or written consent of AF and NutraCea.

6.3.1        The sale, exchange or other disposition of all, or substantially all, of the equity securities or consolidated assets of the Company and its Subsidiaries, other than pursuant to an Approved Sale in accordance with Article XVI;

6.3.2        Any act which would make it impossible to carry on the Business of the Company;

6.3.3        Permitting of any additional Capital Contributions or issuance of Units other than pursuant to the Purchase Agreement;

6.3.4        An alteration of the primary purpose of the Business; and

6.3.5        The amendment of this Agreement or the Certificate.

6.4           Liability of Manager and Management Committee Members; Performance of Duties.  No Manager, member of the Management Committee or officer shall be liable, responsible or accountable to the Company or to any Member for any mistake of fact or judgment, or doing or failing to do any act, or any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of gross negligence, reckless or intentional misconduct committed fraudulently or in bad faith or a knowing violation of law by the Manager, Management Committee member or officer.  In performing their respective duties, the Manager, the Management Committee members and any officers may rely on information obtained from agents or consultants retained by the Company, if the Manager, Management Committee member or officer reasonably and in good faith believes such persons to be reliable and competent as to such matter. The preceding sentence will in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.  Subject to the foregoing, Manager(s) and members of the Management Committee shall have the same duties of directors under Delaware law applicable to directors of corporations organized under the Delaware General Corporations Law (“Fiduciary Duties”); provided that neither the AF Designees nor the NutraCea Designees in exercising their rights to decline to approve (or, following a vote or discussion in which a member of the Management Committee exercised such rights to decline, in compromising to approve) the authority of the Company or its Subsidiaries to take, directly or indirectly, the actions pursuant to Sections 6.2.4(a), 6.2.4(c), 6.2.4(d), 6.2.4(f), 6.2.4(g), 6.2.4(h), 6.2.4(i), 6.2.4(j), 6.2.4(k), 6.2.4(m), 6.2.4(n), 6.2.4(p), 6.2.4(q), 6.2.4(r), 6.2.4(t), 6.2.4(u) and 6.2.4(v) shall owe such Fiduciary Duties to any Person with respect to such AF Designees’ or NutraCea Designees,’ as applicable, vote under such provisions of Section 6.2.4.  Each Member hereby waives any and all rights and claims, with respect to Fiduciary Duties, which they may otherwise have against the AF Designees and the NutraCea Designees and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates with respect to the votes described in the previous sentence.

6.5           Devotion of Time.  Except as otherwise provided herein or in any employment agreements, neither the Manager, any Management Committee members nor the Members of the Company are obligated to devote all or any specified portion of their time or business efforts to the affairs of the Company, but each shall devote appropriate time, effort and skill for the successful operation of the Company.

6.6           Competing Activities by Management Committee Members.

6.6.1        Subject to Section 5.8 hereof and Section 7.5 of the Purchase Agreement, the NutraCea Designees and their agents and Affiliates may not engage or invest in, independently or with others, any Competing Business, and the NutraCea Designees shall be obligated to present any investment opportunity or prospective economic advantage, each with respect to a Competing Business, to the Company.

6.6.2        Subject to Section 5.8 hereof and Section 7.5 of the Purchase Agreement, and subject to their compliance with the confidentiality requirements set forth in Section 5.8.3, the AF Designees and their agents and Affiliates may engage or invest in, independently or with others, any business activity, whether or not competitive with the business and operations of the Company (provided that such investment is not made through AF).  Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  The AF Designees, as such, shall not be obligated to present any investment opportunity or prospective economic advantage to the Company unless such investment opportunity is to be invested in by AF (which determination shall be made by the AF Designees in the sole discretion), even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.  Subject to the AF Designees’ compliance (and compliance by their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates) with the confidentiality requirements set forth in Section 5.8.3, each Member hereby waives any and all rights and claims which they may otherwise have against the AF Designees and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates as a result of any of such activities.

6.7           Transactions between the Company and the Managers.  Notwithstanding that it may constitute a conflict of interest, a Manager may, and may cause his, her or its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement, the Management Committee approved the transaction by the vote of Persons having no interest in the transaction (other than their interests as Members) and the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

6.8           Payments to Managers.  Except as specified in this Agreement or the Purchase Agreement, no Manager, Management Committee member or Affiliate thereof is entitled to remuneration for services rendered or goods provided to the Company.

6.9           Acts of Manager as Conclusive Evidence of Authority.  Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by a Manager and any officer designated with signatory authority by the Management Committee is not invalidated as to the Company by any lack of authority of the signing party in the absence of actual knowledge on the part of the other Person that the signing party had no authority to execute the same.

6.10         Limited Liability.  No person who is a Manager or officer or both a Manager and officer of the Company or a member of the Management Committee shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager, officer or Management Committee member.

6.11         Membership Interests of and Voting by Manager.  Except as otherwise provided in this Agreement, Membership Interests held by the Manager as a Member shall entitle the Manager to all the rights of a Member, including without limitation the voting rights of a Member and the rights of an Economic Interest Owner.

6.12         Officers of the Company.  The Manager, with approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager. Officers need not be Members, Managers or residents of any specific State.

6.12.1      Term. Any officer may be removed by the Manager or action of a Super-Majority of the Management Committee (or, following an Event of Default, the action of the Management Committee acting in accordance with Section 6.2.2) at any time, with or without cause, and may be removed as provided in Section 6.12.5.  Each officer of the Company shall hold office for one year, and their reappointment shall be subject to the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company and its Subsidiaries shall be fixed by the Manager, with approval of a Super-Majority of the Management Committee, unless included in the Annual Budget; provided, that, following an Event of Default, the fixture of such salaries and other compensation shall be approved by the Management Committee acting in accordance with Section 6.2.2, so long as such salaries and other compensation contain terms and conditions representative of an arm’s-length transaction.

6.12.2      Initial Officers.  The Manager hereby appoints, and a Super-Majority of the Management Committee hereby approves, the following officers of the Company, who shall be subject to removal as provided in this Section 6.12:  (i) Leo Gingras, Chief Executive Officer, (ii) Bhavesh Patel, Secretary, (iii) Dan Beckett, Treasurer, and (iv) David Hutchinson, Vice President-Technical Services. So long as Leo Gingras and David Hutchinson are acting in their capacities as Chief Executive Officer and Vice President--Technical Services of the Company, respectively, each of them shall devote fifty percent (50%) of their working time to the Company and its Subsidiaries, and the balance of their working time will be devoted to NutraCea affairs.  Bhavesh Patel and Dan Beckett also shall be part-time employees of the Company and its Subsidiaries, and the balance of their working time will be devoted to NutraCea affairs. Unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, unless approved by the Management Committee acting in accordance with Section 6.2.2), all other officers of the Company shall devote 100% of their working time to the Company and its Subsidiaries.

6.12.3      Management Search Firm.  A Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2) shall select and engage an executive search firm to provide a pool of potential candidates to serve as additional officers of the Company. Additional officers shall be appointed with the approval of the Manager and a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

6.12.4      Powers and Duties of Officers.  The Chief Executive Officer, President, if any, and Vice Presidents shall have such powers and shall perform such duties as shall have been assigned to them from time to time by the Manager. The Secretary shall give, or cause to be given, notice of all meetings, and all other notices required by law or by this Agreement.  The Secretary shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her from time to time by the Manager. The Treasurer shall have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the Company.  The Treasurer shall receive and give or cause to be given receipts and acquaintances for moneys paid in on account of the Company and shall pay out of the funds on hand all just debts of the Company of whatever nature upon maturity of the same.  The Treasurer shall enter or cause to be entered in books of the Company to be kept for that purpose full and accurate accounts of all moneys received and paid out on account of the Company, and whenever required by Manager or the Management Committee, the Treasurer shall render a statement of the Company’s cash accounts. The Treasurer shall keep or cause to be kept such other books as will show a true record of the expenses, losses, gains, assets and liabilities of the Company.  Without limitation upon the foregoing, the Treasurer shall perform such other duties as may be assigned to him from time to time by the Manager.  If the Company has a Chief Financial Officer, the Chief Financial Officer shall be the Treasurer.  Officers of the Company will have the duties of officers under Delaware law applicable to officers of corporations organized under the Delaware General Corporations Law unless other duties are designated by the Manager with the approval of a Super-Majority of the Management Committee; provided, that, following an Event of Default, such approval shall be provided by the Management Committee acting in accordance with Section 6.2.2

6.12.5      Vote of Confidence.  At any time and from time to time, any member of the Management Committee may call for a vote of confidence with respect to any officer or key employee of the Company.  If that key employee or officer fails to obtain an affirmative vote of a Super-Majority of the Management Committee (or, following an Event of Default, the affirmative vote of the Management Committee acting in accordance with Section 6.2.2), the employee or officer will be replaced expeditiously in a manner intended to minimize any negative impact on the operations of the Company and its Subsidiaries. AF represents and warrants to NutraCea that AF has no intention, as of the Effective Date, to call for a vote of confidence with regard to any officer or key employee of the Company.

6.13         Subsidiary Officers.  The Manager, with approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may designate one or more individuals as officers of Irgovel and any other Subsidiary of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager.  Officers need not be Members, Managers or residents of any specific country.

6.13.1      Initial Officers.  Immediately following the Effective Date, the initial officer of Irgovel shall be Alberto Brunelli, as President. Within sixty (60) days after the Effective Date, a Super-Majority of the Management Committee shall appoint an individual to serve as Chief Financial Officer of Irgovel.  Unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, unless approved by the Management Committee acting in accordance with Section 6.2.2), all officers of Irgovel shall devote 100% of their working time to Irgovel.

6.13.2      Management Search Firm.  A Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2) shall select and engage an executive search firm to provide a pool of potential candidates to serve as additional officers of the Company’s Subsidiaries. Additional officers shall be appointed with the approval of the Manager and a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

6.13.3      Term.  Unless earlier terminated as provided below or otherwise designated by the Manager with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), the term of each officer of Irgovel or any other Company Subsidiary shall be one year.  For purposes of this determination, the officers described in Section 6.13 (a) will be deemed to have started their terms on the Effective Date.

6.13.4      Removal and Replacement of Designated Officers.  The Manager, with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may take such action as may be necessary or useful to replace any officer of Irgovel or any other Company Subsidiary designated above in this Section 6.13 and cause the appointment of successor officers.

6.13.5      Vote of Confidence.  At any time and from time to time, any member of the Management Committee may call for a vote of confidence with respect to any officer or key employee of Irgovel or any other Company Subsidiary.  If that key employee or officer fails to obtain an affirmative vote of a Super-Majority of the Management Committee (or, following an Event of Default, the affirmative vote of the Management Committee acting in accordance with Section 6.2.2), the employee or officer will be replaced expeditiously in a manner that will minimize any negative impact on the operations of the Company and its Subsidiaries. AF represents and warrants to NutraCea that AF has no intention, as of the Effective Date, to call for a vote of confidence with regard to any officer or key employee of Irgovel.

6.14         NutraCea Reimbursement for Shared Employees.  If the Company or any of its Subsidiaries requires the services of any NutraCea employee, as determined by the Manager with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), the Manager may contract for such the services of such employee (each, a “Shared Employee”) and the Company or its Subsidiary shall promptly reimburse (A) NutraCea for such employee’s time in an amount equal to the product of (i) the percent of time that a NutraCea employee is required to provide services to the Company and its Subsidiaries, and (ii) the amount of base salary and related payroll taxes and benefits paid by NutraCea to such NutraCea employee and (B) such employee or NutraCea, as the case may be, for the reasonable out-of-pocket travel expenses incurred by such employee in connection with his or her service to the Company or its Subsidiary.  Such amounts that are reimbursed pursuant to this Section 6.14 shall be paid by Irgovel in Brazil, unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, the approved by the Management Committee acting in accordance with Section 6.2.2).  As of the date hereof, the only Shared Employees are Leo Gingras, as Chief Operating Officer, David Hutchinson, as Vice President-Technical Services, Bhavesh Patel, as Secretary and Dan Beckett, as Treasurer, it being agreed that the annual reimbursable amount for Leo Gingras, David Hutchinson, Bhavesh Patel and Dan Becket shall be deemed to equal: One Hundred Thirty Five Thousand Dollars ($135,000) for Leo Gingras, Sixty Thousand Dollars ($60,000) for David Hutchinson, Fifteen Thousand Dollars ($15,000) for Bhavesh Patel, and Fifteen Thousand Dollars ($15,000) for Dan Beckett; provided, however, that the aggregate amount paid to NutraCea in any calendar year pursuant to this Section 6.14 shall not exceed the Investor Fee in any calendar year, and provided further, that, if NutraCea transfers any Units for consideration, then the aggregate amount payable to NutraCea pursuant to this Section 6.14 shall be proportionately reduced by the pro rata amount of such Units transferred as compared to the aggregate amount of such Units then held by NutraCea; and provided further, that, on the Effective Date the Company shall prepay to NutraCea annual reimbursable total for the entire year of 2011 for such four employees in the amount of Two Hundred and Twenty-Five Thousand Dollars ($225,000).

6.15         Officers of Subsidiaries.  Notwithstanding anything to the contrary herein, the Company shall direct its Subsidiaries to appoint the Chief Financial Officer of each such Subsidiary at such time or times, and only at such time or times, as AF may designate.

ARTICLE VII
Distributions of Distributable Cash

7.1           Intentionally Deleted.

7.2           Other Distribution of Distributable Cash.  Subject to applicable law, Section 7.5 and Section 12.3, the Manager shall Distribute all Distributable Cash to the Members on the 30th day of March of each calendar year and at such other time or times as AF and NutraCea may mutually agree (and at no other times); provided, that the Manager shall Distribute all or a portion of Distributable Cash arising from Capital Transactions at such time or times as AF may designate (and at no other times).  Subject to the foregoing, Distributions of Distributable Cash shall be made in the following order and priority:

7.2.1        AF Preference.  First, to AF to the extent of the Unreturned AF Capital Contributions;

7.2.2        NutraCea Preference.  Next, to NutraCea to the extent of the Unreturned NutraCea Capital Contributions; and

7.2.3        Percentage Interests.  Next, to the Members in proportion to the Members’ Percentage Interest.

7.3           No Restoration of Deficit Capital Account Balance.  No Member or Manager shall be obligated to contribute to the Company to restore a deficit in that Member’s Capital Account balance.  No Member shall be obligated to contribute to the Company to allow a return of capital to any other Member.

7.4           Intentionally Deleted.

7.5           Limitations on Distributions.

7.5.1        Prohibited Distributions. No cash or property shall be distributed to a Member to the extent that the Distribution is prohibited by Section 18-607 of the Act.

7.5.2        Purchase Agreement Distributions. The payment of Distributions to NutraCea shall be subject to Section 8.4 of the Purchase Agreement, and to the extent the Company is required by such section of such agreement to pay an amount to the relevant Investor Indemnified Party, then the Company shall make such payment using Distributions that are otherwise payable to NutraCea hereunder and NutraCea shall be deemed to have received such Distributions for all purposes hereof.

7.6           Distributions of Subsidiaries.  The Company shall direct its Subsidiaries to distribute to it all cash needed to allow the Company to meet its requirements pursuant to Section 7.2.

ARTICLE VIII
Allocations of Taxable Net Income and Taxable Net Loss.

8.1           Taxable Net Income.  Except as otherwise provided in Section 8.2 or Section 8.3, Taxable Net Income shall be allocated to the Members in accordance with each Member’s Percentage Interest.

8.2           Taxable Net Loss.  Except as provided in this Section 8.2 or Section 8.3, Taxable Net Loss shall be allocated to the Members in accordance with each Member’s Percentage Interest.  Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), that would be realized on a foreclosure of the Company’s property.  Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 8.2).  Any Taxable Net Loss reallocated under this Section 8.2 shall be taken into account in computing subsequent allocations of Taxable Net Income and Losses pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the Taxable Net Income and Losses allocated to each Member pursuant to this ARTICLE VIII, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this ARTICLE VIII if no reallocation of Taxable Net Losses had occurred under this ARTICLE VIII.

8.3           Special Allocations.

8.3.1        Minimum Gain Chargeback.  Notwithstanding Section 8.1 and Section 8.2, if there is a net decrease in Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain that is allocable to the disposition of Company property subject to a nonrecourse liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  Allocations pursuant to this Section 8.3.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 8.3.1.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 8.3.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

8.3.2        Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding Section 8.1 and Section 8.2 of this Agreement, if there is a net decrease in Company minimum gain attributable to a Member nonrecourse debt, during any fiscal year, each Member who has a share of the Company minimum gain attributable to such Member nonrecourse debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member’s share of the net decrease in Company minimum gain attributable to such Member nonrecourse debt that is allocable to the disposition of Company property subject to such Member nonrecourse debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)).  Allocations pursuant to this Section 8.3.2 shall be made in proportion to the amounts required to be allocated to each Member under this ARTICLE VIII.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 8.3.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

8.3.3        Nonrecourse Deductions.  Notwithstanding Section 8.3.2, any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

8.3.4        Member Nonrecourse Deductions.  Notwithstanding Section 8.3.2, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member nonrecourse debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

8.3.5        Qualified Income Offset.  Notwithstanding Section 8.2, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company minimum gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible.  Any special allocations of items of income and gain pursuant to this Section 8.3.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 8.3.5 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this ARTICLE VIII if such unexpected adjustments, allocations, or distributions had not occurred.

8.4           Code Section 704(c) Allocations.  Notwithstanding any other provision in this ARTICLE XIII, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value on the date of the contribution.  Allocations pursuant to Section 8.4 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

8.5           Allocation of Taxable Net Income and Loss and Distributions On Transferred Interest.  If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his or her respective Economic Interest at the close of such day.

8.6           Recapture Chargeback.  In the event the Company has taxable income chargeable as ordinary income under the recapture provisions of the Code, each Member’s share of taxable gain or loss as a result of gain from sales shall be allocated, to the extent possible, pro rata among the Members who received depreciation or cost recovery allocations which gave rise to the recapture income until the amount of such prior allocations has been charged back to such Members.

8.7           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of and Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

8.8           Curative Allocations.  The allocations set forth in Section 8.3.1 through Section 8.3.5, and in Section 8.7, hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 8.8.  Therefore, notwithstanding any other provision of this ARTICLE VIII (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and the Company items were allocated pursuant to Section 8.1 and Section 8.2.  In exercising the Manager’s discretion under this Section 8.8, the Manager shall take into account future Regulatory Allocations under Section 8.3.5 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.3.5.

8.9           Obligations of Members to Report Allocations.  The Members acknowledge and agree to the allocations made by this ARTICLE VIII and agree to be bound by the provisions of this ARTICLE VIII in reporting their shares of Company income and loss for income tax purposes.

ARTICLE IX
Transfer and Assignment of Interests.

9.1           Transfer and Assignment of Interests.  Except as provided in Section 9.3, Section 9.4, Section 9.5, Article X and Article XI, no Member shall be entitled to Transfer all or any portion of such Member’s Membership Interest.  Transfers in violation of this ARTICLE IX shall be void ab initio, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.  After the consummation of any Transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

9.2           Substitution of Members.  No Assignee of a Transfer permitted under this Agreement shall become a Member until the Assignee is admitted as a Member as set forth in the next sentence (other than any Assignee that is a Member immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Units they so acquire).  An Assignee of a Transfer permitted by this Agreement shall be admitted as a Member upon such time as (i) such Person executes an instrument accepting and adopting the terms and provisions of this Agreement and agreeing to be bound by the terms hereof, and (ii) such person pays any reasonable out of pocket expenses incurred by the Company in connection with his or her admission as a new Member.  At such time the Manager shall update Exhibit A hereto to reflect the relevant Transfer and the admission of such new Member.  The admission of such Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.  Any Member who Transfers all of its Units in accordance with this Agreement (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

9.3           Permitted Transfers.  Subject to Section 9.6, each Member may Transfer all or any portion of its Membership Interests (a) to any Affiliate of such Member, (b) to any other Member, and (c) in a Transfer expressly permitted by this Agreement (including pursuant to and after compliance with Section 9.4 or pursuant to any of Section 9.5, ARTICLE X or ARTICLE XVI) or the Investor Rights Agreement.

9.4           Right of First Refusal to Purchase Interest Transferred in Accordance with Section 9.1.  Except with respect to a Transfer permitted (i) pursuant to any of Section 9.3(a), Section 9.5, ARTICLE X or ARTICLE XVI) or (ii) permitted pursuant to the Investor Rights Agreement, each time a Member or Economic Interest Owner (a “Transferring Member”) proposes to Transfer all or any part of his, her or its Membership or Economic Interest (or as required by operation of law or other involuntary transfer to do so) (such Membership Interest or Economic Interest proposed to be Transferred, the “Transferred Membership Interest”), such Member shall first offer such Transferred Membership Interest to the non-transferring Members (“Non-Transferring Members”) in accordance with the following provisions:

9.4.1        Notice of Intent to Transfer.  Such Transferring Member shall deliver a written notice (“Transfer Notice”) to the Non-Transferring Members stating (i) such Transferring Member’s bona fide intention to Transfer such Transferred Membership Interest, (ii) the number of Units constituting the Transferred Membership Interest to be Transferred, (iii) the purchase price and terms of payment for which the Transferring Member proposes to Transfer such Transferred Membership Interest, and (iv) all other material terms of the proposed Transfer.

9.4.2        Notice of Intent to Purchase.  Within thirty (30) days after receipt of the Transfer Notice (“Exercise Period”), the Non-Transferring Members may irrevocably elect to purchase all (but not less than all) of the Transferred Membership Interest by delivering written notice thereof to the other Non-Transferring Members and the Transferring Member.  The failure of any Non-Transferring Member to make such election within such period shall constitute an election on the part of that Non-Transferring Member not to purchase the Transferred Membership Interest.  If there is more than one Non-Transferring Member that has timely elected to purchase the Transferred Membership Interest, each Non-Transferring Member so electing to purchase shall be entitled to purchase a portion of the Transferred Membership Interest in the same proportion that the number of Units held by such Non-Transferring Members bears to the aggregate of Units held by all of the Non-Transferring Members electing to so purchase the Transferred Membership Interest.

9.4.3        Intentionally Deleted.

9.4.4        Purchase Terms.  Within ninety (90) days after receipt of the Transfer Notice, the Non-Transferring Members that have timely elected to purchase the Transferred Membership Interest (“Purchasing Members”) shall purchase all (but not less than all) of the Transferred Membership Interest upon the price and other terms designated in the Transfer Notice.  If the Transfer Notice provides for the payment of non-cash consideration, the Company and such Purchasing Members each may elect to pay the consideration in cash in an amount equal to the Fair Market Value of the non-cash consideration offered determined as of the date of the Transfer Notice.

9.4.5        Sale to Third Parties.  Subject to Section 9.5, if the Company or the Non-Transferring Members elect not to purchase all of the Transferred Membership Interest designated in the Transfer Notice, then the Transferring Member may transfer the Transferred Membership Interest described in the Transfer Notice to any third party so long as (i) such Transfer  is completed within one hundred fifty (150) days after the expiration of the Exercise Period (the “Sale Deadline”), and (ii) such Transfer is made at a price not less than the price designated in the Transfer Notice and on terms that are not materially more favorable to the transferee than designated in the Transfer Notice.  If Transferring Member does not consummate the proposed Transfer pursuant to any such definitive agreement on or prior to the Sale Deadline then the Transferring Member may not, without the written consent of the Members, Transfer any portion of its Membership Interest in a Transfer that is subject to this Section 9.4 until the first anniversary of the last day of the Exercise Period.

9.5           Right of Co-Sale.  Subject to prior compliance with Section 9.4, if any Non-Transferring Member does not timely elect to purchase the Transferred Membership Interest in accordance with Section 9.4, then such Non-Transferring Member may elect to participate in the sale of the Transferred Membership Interest pursuant to Section 9.4.5 on the terms described in this Section 9.5 by sending irrevocable written notice thereof to the Transferring Member prior to the expiration of the Exercise Period.  Each such Non-Transferring Member who timely elects to participate in such sale (a “Participating Member”) shall be entitled to sell a portion of its Membership Interest equal to (i) the total number of Units proposed to be sold by the Transferring Member multiplied by (ii) a fraction, the numerator of which is the total number of Units held by such Participating Member and the denominator of which is the total number of Units held by the Transferring Member and all Participating Members (collectively, the “Selling Members”).  The sale by Participating Members of their Membership Interests under this Section 9.5 shall be on the same, or more favorable, terms and conditions as specified in the Transfer Notice (subject to Section 17.1 below).  Such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Membership Interest being sold and authority to sell such Membership Interest and indemnities directly related thereto.  The Transferring Member shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Members in any contemplated Transfer and to the inclusion of their respective Membership Interests in the contemplated Transfer, and the Transferring Member shall not Transfer any of its Membership Interest to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Participating Members or the inclusion of such Participating Member’s Membership Interest sought to be included pursuant to this Section 9.5.  To the extent that Participating Members participate in a Transfer consummated in accordance with this Section 9.5, the Selling Members shall bear the reasonable expenses incurred on or behalf of the Selling Members participating in such Transfer and incurred in connection with such Transfer (“Participation Rights Transfer Costs”) (such reasonable expenses will be allocated to the Selling Members as described in Section 17.1 below).  Each Selling Member shall be obligated to join agreements relating to such Transfer that may provide for indemnity (on a several, but not joint and several, basis) by each Selling Member in respect of representations and warranties regarding the Company, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses (collectively, the “Company Reps”) not made by such Selling Member; provided that no Selling Member shall be obligated to make payments in connection with such indemnity (a “Company Loss”) in excess of the total consideration received by such Selling Member in connection with such Transfer, and any Company Losses will be allocated to the Selling Members as described in Section 17.1 below.

9.6           Limitations.

9.6.1        Investment Company. Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred or issued by the Company if such Transfer or issuance would require the Company to register under the Investment Company Act of 1940, as amended from time to time.

9.6.2        Safe Harbor. In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Company (within the meaning of Treasury Regulation Section 1.7704 1(d)) and the Company shall not issue any Units if and to the extent that such Transfer or issuance would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704 1(h), including the look through rule in Treasury Regulation Section 1.7704 1(h)(3)).

9.6.3        Deemed Termination. Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred and the Company may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the Delaware Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes, and (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708, unless the Management Committee determines that any such termination will not have a material adverse impact on the Members.

9.7           Termination of Restrictions.  The restrictions on the Transfer of Units and Membership Interests set forth in this ARTICLE IX shall continue until the earliest of (i) the consummation of an Initial Public Offering, (ii) the consummation of a transaction pursuant to ARTICLE XVI, and (iii) the consummation of a Change of Control (so long as all of the outstanding Membership Interests of the Company are converted into the right to receive cash and/or publicly traded equity securities in such transaction).

ARTICLE X
Consequences of a Disposition Event.

10.1         Disposition Event.  Upon the occurrence of a Disposition Event, the Company and/or the remaining Members (“Remaining Members”) shall have the option to purchase, and the Member (or his or her legal representative) whose actions or conduct resulted in the Disposition Event (“Former Member”) shall sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this ARTICLE X.  The Former Member shall promptly notify the Company and all Members in writing after the occurrence of a Disposition Event.

10.2         Purchase Price.  The purchase price for the Former Member’s Interest shall  be an amount equal to the Fair Market Value of the Former Member’s Interest as of the Disposition Event, as determined by an independent appraiser jointly selected by the Former Member and by the Manager.  If the Former Member and Manager are unable to select an appraiser within thirty (30) days after the Former Member is given notice as provided herein, the Former Member and the Manager shall each select an appraiser within thirty (30) days after notice from the Manager or Former Member and the two appraisers so selected shall select a third appraiser who alone shall determine the value of the Former Member’s Interest.  The Company and the Former Member shall each pay one-half of the cost of the appraisal.  Notwithstanding the foregoing, if the Disposition Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company and/or the Remaining Members as a result of such breach.

10.3         Notice of Intent to Purchase.  Within thirty (30) days after the purchase price of the Former Member’s Interest has been determined in accordance with Section 10.2, each Remaining Member shall notify the other Members in writing of such Remaining Member’s desire to purchase a portion of the Former Member’s Interest.  The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Remaining Member not to purchase any of the Former Member’s Interest.  Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member’s Interest in the same proportion as the number of Units held by the Remaining Member bears to the aggregate of the Units held by all of the Remaining Members electing to purchase the Former Member’s Interest.

10.4         Election to Purchase Less than All of the Former Member’s Interest.  If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member’s Interest, then the Remaining Members can elect to purchase more than their pro rata share.  If the Remaining Members fail to purchase the entire interest of the Former Member, the Company may purchase any remaining share of the Former Member’s Interest.

10.5         Payment of Purchase Price.  The Company or the Remaining Members, as the case may be, shall pay the purchase price within ninety (90) days following the determination of the purchase price. The purchase price shall be payable as follows: (i) at least twenty percent (20%) of the purchase price shall be paid at the Disposition Closing (defined below) and the balance of the purchase price shall be payable in three (3) equal annual principal installments, plus simple accrued interest at the annual rate of six percent (6.0%), commencing on the one (1) year anniversary date of the Disposition Closing and continuing on such date for each succeeding year for the three (3) years. The Company and/or the Remaining Members, as applicable, shall have the right to prepay in full or in part at any time without penalty.  The obligation to pay the balance due shall be evidenced by a promissory note, which promissory note shall be subordinate to all Senior Indebtedness, as defined in the Purchase Agreement.

10.6         Closing of Purchase of Former Member’s Interest.  The closing (“Disposition Closing”) for the sale of a Former Member’s Interest pursuant to this ARTICLE X shall be held no later than ninety (90) days after the determination of the purchase price.  At the Disposition Closing, the Former Member shall deliver to the Company and/or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest.  The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

ARTICLE XI
Accounting, Records, Reporting by Members

11.1         Books and Records.  The books and records of the Company and its Subsidiaries shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, or in the case of Irgovel, Brazilian GAAP.  The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

11.1.1      Books and Records of the Company. The Company shall maintain at its principal office, 6720 North Scottsdale Road, Suite 390, Scottsdale, AZ 85253, all of the following and any other information required by Section 18-305 of the Act: (i) a current list of the full name and last known business, residence or mailing address of each Member, Management Committee member and Manager, both past and present; (ii) a copy of the Certificate and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent Fiscal Years; (iv) copies of this Agreement and any amendments hereto, and copies of any writings permitted or required under the Act; (v) copies of any financial statements of the Company for the three most recent Fiscal Years; (vi) minutes of any meetings of Members and any written consents obtained from Members; (vii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (viii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

11.1.2      Books and Records of Irgovel. Irgovel shall maintain at its principal office, 7351 Avenida Presidente Joao Goulart, Distrio Industrial CEP 96.040-000, City of Pelotas, State of Rio Grande Del Sol, Federated Republic of Brazil, all of the following and any other information required by applicable law: (i) a current list of the full name and last known business, residence or mailing address of each quotaholder, board member and officer, both past and present; (ii) a copy of its Charter Documents and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of Irgovel’s national, state and local income tax or information returns and reports, if any, for Irgovel’s three most recent fiscal years; (iv) copies of any financial statements of the Company for Irgovel’s three most recent fiscal years; (v) minutes of any meetings of quotaholders and any written consents obtained from quotaholders; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each quotaholder and which each quotaholder has agreed to contribute in the future, and the date on which each became a quotaholder; and (vii) the books and records of Irgovel as they relate to the internal affairs of Irgovel for at least Irgovel’s current and past four fiscal years.

11.2         Inspection by Members.

11.2.1      Inspection.  Except as provided in Section 11.2.2, any Company records are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours by such Member or Member’s agent.  The Company may impose a reasonable charge, not to exceed the estimated cost of labor and material for production or reproduction, for copies of any documentation provided to a Member.

11.2.2      Confidentiality.  The Manager shall have the right to keep confidential from the Members (but not from the members of the Management Committee), for such period as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company, of its business, or which the Company is required by law or by agreement with a third party to keep confidential.  The provisions of this Section 11.2.2 shall in no way limit the ability of the Designees from inspecting such information.

11.3         Reports.  The Company shall deliver or cause to be delivered, by March 1 (and in any event not later than April 1) of each year, to each Person who was a Unit Holder at any time during the previous year, all information necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any Distributions made to or for the account of such Person.  Upon the written request of any such Person, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns which must be filed by such Person.  At the close of each taxable year, at the Company’s cost and expense, the Company shall prepare or cause to be prepared all required Company federal, state and local information and income tax returns, which returns and any accompanying Schedules K-1 (or comparable schedules in the case of state and local returns) shall be delivered to the holders of Units no later than April 1 of the succeeding taxable year and timely filed with the appropriate federal, state and local taxing authorities.

11.4         Bank Accounts.  The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.  The Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts.  All checks, drafts, and other instruments obligating the Company to pay money shall be signed in accordance with the requirements of this Agreement.

11.5         Tax Matters Member.  The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Manager, or any other individual appointed by a Super-Majority of the Management Committee, shall be the “Tax Matters Partner,” as defined in Code Section 6231.

11.6         Annual Audit.  The Company shall cause to be prepared and distributed to all Members within one hundred and twenty days (120) days after the end of each Fiscal Year the following consolidated financial statements for the Company and its Subsidiaries, each audited by a certified public accounting firm allowed hereunder: (a) a statement of cash flow for such year; (b) a statement of income for such year; and (c) a balance sheet as of end of the Fiscal Year.

ARTICLE XII
Dissolution and Winding Up

12.1         Conditions of Dissolution.  The Company shall dissolve upon the occurrence of any of the following events:

12.1.1      Election.  The election by a Super-Majority in Interest; or

12.1.2      Sale.  The sale or other disposition of all or substantially all of the assets of the Company and the distribution of the proceeds of the sale or other disposition to the Members.

12.2         Winding Up.  Upon the dissolution of the Company under the Act or this Agreement, the Company’s assets shall be disposed of and its affairs wound up and the conduct of the Company’s business shall be limited to those matters consistent with the disposition of assets and winding up of affairs.

12.3         Order of Payment of Liabilities, Distribution of Assets, Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be liquidated and the proceeds distributed, after taking into account Taxable Net Income and Loss allocations for the Company’s taxable year during which the liquidation occurs, to the Members in accordance with the priorities and preferences set forth in Section 7.2.  Such liquidating distributions shall be made by the earlier of (i) the end of the Company’s taxable year in which the Company is liquidated, or (ii) ninety (90) days after the date of such liquidation.

12.4         Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of the Member’s positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Company profits against any other Member except as provided in ARTICLE XIII.

ARTICLE XIII
Indemnification of Agents.

13.1         Indemnification of Manager and Management Committee.   The Company, its receiver, or its trustee shall indemnify and hold harmless the Manager, the Members, the Management Committee members and the officers, and each of them, and each of their employees, agents, representatives and successors, to the fullest extent permitted by law, from and against any loss, expense, damage, claim, liability, expense or injury suffered or sustained by them because of any act or omission arising our of their activities on behalf of the Company or in furtherance of the interests of the Company or their status as a Manager, officer, Management Committee member, Member or agent of the Company, including without limitation any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, regardless of whether the indemnified party ceases to act in the capacity at the time the liability or expense is paid or incurred and regardless of the identity of the party bringing the claim or action. Reasonable expenses incurred by an indemnified party in connection with the foregoing matters, to the fullest extent permitted by law, shall be paid or reimbursed by the Company in advance of the final disposition of such proceedings. A Person shall not be denied indemnification hereunder because such person had an interest in the action to which the indemnification applies, if the Person is otherwise entitled to indemnity hereunder.

13.2         Limitation on Indemnification.  Notwithstanding Section 13.1 above, no Person shall be entitled to or shall receive indemnification in respect to any matters that proximately result from the person’s fraud, bad faith, gross negligence or willful misconduct or the person’s material breach of this Agreement.

13.3         Indemnification on Successful Defense.  To the extent that the Person entitled to indemnification is successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify the Person against the expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

ARTICLE XIV
Investment Representations.

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as set forth below.

14.1         Preexisting Relationship or Experience.  He, she or it has a preexisting personal or business relationship with the Company or the Manager, or by reason of his, her or its business or financial experience, or the business or financial experience of the financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, he, she, or it is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment.

14.2         No Advertising.  He, she or it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

14.3         Investment Intent.  He, she or it is acquiring the Membership Interest for investment purposes for his, her or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest.  No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE XV
Pre-Emptive Rights.

15.1         Generally.  Subject to Section 15.4, the Members shall be entitled to receive notice of, and participate in, at the same price and on the same terms, any issuance by the Company or any Subsidiary of the Company of New Securities from and after the date hereof so that each Member may maintain its then current Percentage Interest in the Company or the Company Subsidiary, as applicable, provided that if a Member does not own any equity securities of a Company Subsidiary, then the Member may obtain an ownership interest of New Securities proposed to be issued by a Company Security equivalent to such Member’s Percentage Interest in the Company.  “New Securities” shall mean any Membership Interests or equity interests in the Company or any Subsidiary of the Company, whether now authorized or not, and rights, convertible securities, options or warrants to purchase such Membership Interests, and securities of any type whatsoever that are, or may become, exercisable or convertible into Membership Interests.

15.2         Notice of Sales.  If the Company or any Subsidiary of the Company proposes to sell New Securities from and after the date hereof, the Company must first provide written notice of such proposed sale (the “Interest Sale Notice”) to each Member.  The Interest Sale Notice shall state the class, series or subclass of New Securities proposed to be sold, the aggregate number of New Securities proposed to be sold, the purchase price per New Security and any other material terms or conditions of the offering.  Each Member shall be entitled to elect to purchase up to that number of New Securities proposed to be sold as shall be required to maintain the Member’s then current aggregate Percentage Interest in respect of its Units, or, in the case of a sale of New Securities of a Subsidiary of the Company, to obtain an interest in the Subsidiary that is equivalent to the Percentage Interest held by the Member in the Company.  To make an election, a Member shall provide a written notice (each such notice, a “Interest Purchase Notice”) to the Company of such election within fifteen (15) Business Days after the date of the Interest Sale Notice (the “Interest Sale Election Period”), which notice shall include the number of New Securities that the Member desires to purchase.  If the aggregate number of New Securities that a Member desires to purchase (as evidenced by the Interest Purchase Notices) exceeds the total number of New Securities that may be purchased by the Members under this Section 15.2 (“Eligible Preemptive Interests”), each Member will be entitled to purchase up to its pro rata share of the Eligible Preemptive Interests, based on the Percentage Interest of the Member in respect of its Units on the date of the Interest Sale Notice, compared to the sum of the Percentage Interests in respect of Units on the date of the Interest Sale Notice of all Members that timely delivered Interest Purchase Notices electing to purchase New Securities under this ARTICLE XV.

15.3         Consummation of Sales.  The Company or the Company’s Subsidiary, as applicable, must consummate the sale of the New Securities to those recipients of the Interest Sale Notice who elect to purchase the New Securities within ten (10) Business Days after the expiration of the Interest Sale Election Period, unless the Company and the Member recipient mutually agree to a different schedule for closing.  After the Company or the Company’s Subsidiary, as applicable, has sold all of the New Securities requested by the recipients of the Interest Sale Notice, the Company or Company Subsidiary shall be entitled to sell any New Securities referenced in the Interest Sale Notice not otherwise purchased by the recipients of the Interest Sale Notice; provided, however, that if the Company or the Company Subsidiary does not consummate the sale of all such remaining New Securities within forty (40) Business Days after the expiration of the Interest Sale Election Period, the Company and the Company Subsidiary must first again comply with the requirements of this Section 15 before selling any New Securities that remain unsold (or for which the Company or the Company Subsidiary has not received an irrevocable written purchase commitment) at the end of such forty (40) Business Day period.

15.4         Pre-Emptive Rights Not Applicable.  The pre-emptive rights in this Section 15 shall not be applicable to:

15.4.1      the issuance or sale of additional Units approved by a Super-Majority in Interest in writing prior to such issuance or sale; or

15.4.2      the issuance of Units in connection with a bona fide business acquisition of or by the Company or the Subsidiary, whether by merger, consolidation, sale or purchase of assets, sale or exchange of Units or otherwise, each as approved by a Super-Majority in Interest.

ARTICLE XVI
Drag-Along Rights

16.1         Approved Sale.  From and after the Drag Along Trigger Date, AF may cause a sale of the business, in one or a series of related transactions, by way of selling 100% of the outstanding equity securities of the Company (whether by amalgamation, merger, consolidation, recapitalization, sale or Units or otherwise) or all or substantially all of the Company’s assets to one or more third parties, including third parties not yet identified by AF, who are not Affiliates of AF (an “Approved Sale”).  AF may elect to cause an Approved Sale by sending written notice (a “Sale Notice”) thereof to the Manager and the other Members.  The Manager and NutraCea shall (and shall cause the Company and its Subsidiaries to) promptly take all necessary and desirable actions as are reasonably directed by AF in connection with the consummation of any Approved Sale, including (i) cooperating with the proposed advisor that will lead the sale process of the Company or its assets and cooperating with the proposed buyer(s) (each, a “Proposed Buyer”) and AF in the evaluation of an Approved Sale, (ii) hiring legal counsel selected by AF to act on behalf of the Company and the Members in connection with such Approved Sale, (iii) facilitating each Proposed Buyer’s due diligence process in respect of any such Approved Sale, (iv) executing sale contracts and other customary documents approved by AF, (v) making required governmental filings, (vi) obtaining any audit required by a Proposed Buyer’s financing sources, and (vii) in the case of NutraCea, causing the Manager and the NutraCea Designees to take all necessary or reasonably desirable actions to effect such Approved Sale.  The Company shall bear all costs and expenses of any actual or proposed Approved Sale to the extent such costs or expenses are incurred by the Company or on behalf of the Members generally (including, but not limited to, the advisors and legal counsel which provide services to the Company with respect to the Approved Sale); provided, that the Company shall not bear the costs of additional advisors or legal counsel which provide services that only benefit a specific Member or Members.

16.2         Holder Obligations.  In connection with an Approved Sale, each Unit Holder and the Company will consent to and raise no objections against the Approved Sale.  If the Approved Sale is structured as an asset sale, merger or consolidation, then each Unit Holder shall vote for or consent to, and waive any dissenters rights, appraisal rights or similar rights in connection with, such transaction.  If the Approved Sale is structured as a Transfer of Units, then each Unit Holder shall Transfer all of his or its Units and rights to acquire Units on the terms and conditions approved by AF.  Each Unit Holder and the Company shall take all necessary or desirable actions in connection with the consummation of an Approved Sale as requested by AF, including executing a sale contract pursuant to which each Unit Holder will severally (but not jointly) make representations and warranties concerning solely (a) the ownership of the Units (if any) to be sold by such holder, and (b) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and provide indemnities solely in respect of such representations and warranties made by such holder.  Each Unit Holder agrees that, if AF so requests, the agreements relating to the Approved Sale may provide for indemnity (on a several, but not joint and several, basis) by each Unit Holder in respect of the Company Reps not made by such Unit Holder; provided that no Unit Holder shall be obligated to make payments in connection with a Company Loss in excess of the total consideration received by such Unit Holder in connection with such Approved Sale, and any Company Losses will be allocated to such Unit Holders as described in Section 17.1 below.  Notwithstanding the foregoing, the obligations of the holders of Units with respect to an Approved Sale are subject to the satisfaction of the following conditions: (x) each Unit Holder shall receive the same form of consideration allocated in accordance with Section 17.1 or, if holders of Units are given an option as to such form of consideration to be received, each Unit Holder shall be given the same option; and (y) each holder of then currently exercisable rights to acquire Units shall be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such Units.

16.3         Sharing of Costs.  All holders of Member Units will bear their respective share (as described in Section 17.1 hereof) of the costs of any actual or proposed Approved Sale to the extent such costs are incurred for the benefit of all holders of Member Units and are not otherwise paid by the acquiring party, including the costs of any legal counsel described in Section 16.1 above.  Any cost incurred by any Unit Holder on its own behalf will not be considered a cost of the Approved Sale and will be borne by such Unit Holder incurring such cost.

16.4         Purchaser Representative.  If the Company or the holders of Units enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act, may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), some or all of the holders of Units, will, at the request of AF, appoint one purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to AF.  If the holders of Units appoint a purchaser representative at the request of AF, the Company will pay the reasonable fees of such purchaser representative.

16.5         Tax Withholding.  If the Company believes that any withholding taxes may be payable in connection with the amounts payable or other consideration payable to any Unit Holder in connection with any Approved Sale, the Company shall so notify the affected holder and the Company may withhold from the transaction consideration payable to such holder any amounts required to be withheld under applicable tax laws or regulations.

16.6         Right of First Offer.  Notwithstanding anything to the contrary contained in this ARTICLE XVI, if AF provides NutraCea with a Sale Notice, then in lieu of consummating the Approved Sale in accordance with this ARTICLE XVI, NutraCea may elect to purchase 100% of AF’s Membership Interest at a cash purchase price equal to (x) AF’s Percentage Interest multiplied by (y) the aggregate transaction consideration payable to the holders of Units in such Approved Sale.  NutraCea may exercise such right by delivering irrevocable written notice thereof to AF no later than the 30th day (the “Drag Along Response Date”) after the date on which AF delivered the Sale Notice.  If NutraCea timely exercises such right, then NutraCea shall close such purchase and pay the full purchase price to AF no later than the 120th day after the Drag Along Response Date.  If NutraCea does not timely exercise such right or fails to close such purchase, then AF shall be entitled to cause the Approved Sale as contemplated above; provided, that if such Approved Sale does not close within one hundred eighty (180) days after (a) the Drag Along Response Date, if NutraCea does not timely exercise such right, or (b) the 120th day after the Drag Along Response Date, if NutraCea fails to close such purchase, then AF may not exercise any of its rights under this ARTICLE XVI for one year thereafter.

16.7         Termination of Drag Along Rights.  The provisions of this ARTICLE XVI shall terminate upon (i) the consummation of an Initial Public Offering or (ii) the consummation of a Change of Control (so long as all of the outstanding Membership Interests of the Company are converted into the right to receive cash and/or publicly traded equity securities in such transaction or such Change of Control occurs pursuant to clause (a) of the definition of Change of Control).

ARTICLE XVII
Miscellaneous.

17.1         Allocation of Consideration in Tag Along Sale or Approved Sale.  In the event of consummation of sale of Units pursuant to Section 9.5 or ARTICLE XVI, each participating Unit Holder shall receive in exchange or consideration for the Membership Interests being sold by such holder the same portion of the aggregate consideration from such transaction (net of costs, expenses and losses of the types described below) that such holder would have received if such aggregate net consideration had been distributed by the Company in accordance with the rights and preferences set forth in Section 7.2 as in effect immediately prior to such sale or exchange (and, if less than all of the equity securities of the Company are included in such transaction, then the allocation of such aggregate net consideration shall be determined as if the equity securities included in such transaction were all of the equity securities of the Company then outstanding).  A holder’s “share” of any Company Loss or any Participation Rights Transfer Costs shall be the amount required to be paid by such holder so that subsequent to such holder’s payment, the net portion of the aggregate consideration received by such holder is equal to the amount that such holder would have received if the Company had paid such costs and the aggregate consideration received by all Unit Holder or the Company in the transaction in question, net of all such losses and expenses, had been distributed by the Company as described in the first sentence of this Section 17.1.

17.2         Public Offering.  In the event that a Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.4) approves an Initial Public Offering or AF provides a Demand Request in accordance with Section 2.1 of the Investor Rights Agreement, then the Company and all holders of Units shall take all necessary or desirable actions in connection with such offering as the Management Committee reasonably requests.  Without limiting the generality of the foregoing, (i) if requested, the Company and all holders of Units shall take such actions as may be necessary or desirable for the Company and/or one or more of its Subsidiaries to convert to a corporate form, including the approval of a merger of the Company and/or one or more of its Subsidiaries with and into a corporation, with the result that each Member shall hold capital stock of such surviving corporation (the “Successor Corporation”) with relative rights, preferences and privileges substantially equivalent to the Units held by such Person, and (ii) the Company and the Members that are parties thereto shall take such actions as may be necessary or desirable to cause the Company or the Successor Corporation and such Members to have rights and obligations that are comparable to those set forth in this Agreement and the other Related Documents.  Notwithstanding the foregoing, if the Management Committee so elects in connection with any such Initial Public Offering, the capital stock to be issued in respect of the Units will consist of common stock of the class issued in such offering, and such shares of common stock, valued for this purpose at the Initial Public Offering price, will be allocated among the holders of Units as if they were distributed in accordance with Section 7.2 as in effect immediately prior to such conversion.

17.3         Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

17.4         Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

17.5         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

17.6         Notice.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below the party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax: (602) 522-3011.

17.7         Amendment.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all the Members.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon each Member at the time of such amendment or waiver, each such Member’s Assignee(s), and the Company.  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

17.8         Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17.9         Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

17.10       Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

17.11       Successors and Assigns.  AF may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities AF received in exchange therefor pursuant to a Conversion) held by AF that are transferred, in one transfer or a series of transfers, in accordance with this Agreement so long as such transfer constitutes at least fifty percent (50%) of (x) the Units or securities then held by AF plus (y) the number of Units or securities AF has the right and/or obligation to purchase in accordance with the Purchase Agreement at such time.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Members or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17.12       Specific Performance.  Each party’s obligations under this Agreement are unique.  The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages.  Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

17.13       Intentionally Deleted.

17.14       Time.  Time is of the essence of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

17.15       Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

17.16       Further Assurances.  The Members shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

17.17       Governing Law; Venue.  The laws of the State of Delaware, including, with limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members.  Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any legal proceeding brought pursuant hereto, the internal laws of the State of New York (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

17.18       Inconsistency. In the event that, at any time, any provision of this Agreement is inconsistent with any provision of any Charter Document of Irgovel or any other Company Subsidiary, so long as it shall remain in effect, the terms of this Agreement shall supersede and prevail over the provisions of such Charter Document, and the Company and Members shall promptly take all necessary steps to amend any such Charter Document to conform to the terms and requirements hereof.

17.19       Reorganization.  In the event that AF so requests, the Company, the Management Committee and all holders of Units shall agree and take all necessary or desirable actions to restructure the ownership of the Company and its Subsidiaries in order to qualify for Brazilian Investment Fund, FIPs (Fundos de Investimento em Participações) or other similar status under Brazilian tax laws. Without limiting the generality of the foregoing, (i) if requested, the Company and all holders of Units shall take such actions as may be necessary or desirable for the Company and/or one or more of its Subsidiaries to complete such restructuring, including the transfer or Distribution of the assets of the Company and the formation of one or more new Persons, and (ii) the Company and the Members that are parties thereto shall take such actions as may be necessary or desirable to cause the Company and any Person which acquires economic interests of the Company or its Subsidiaries through this process (a “Restructured Person”), to have the aggregate rights and obligations that are substantively equivalent in all material respects as those set forth in this Agreement and the other Related Documents.  Notwithstanding the foregoing, the holders of Units shall, immediately following such restructuring, directly or indirectly through such Restructured Person(s) and/or the Company own interests in the Company’s assets in the same proportion as such holders of Units held Economic Interests and Membership Interests in the Company, including, without limitation, such rights pursuant to Section 7 and Section 6.2.4, immediately prior to such restructuring transaction.

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The Parties have executed this Agreement as of the date first above written.

MEMBERS

NUTRACEA,
a California corporation

By:
, Authorized Signatory
Title:

Address:

Facsimile:

INVESTOR

AF Bran Holdings-NL LLC,	AF Bran Holdings LLC,
a Delaware limited liability company	a Delaware limited liability company

By:	By:
, Authorized Signatory	, Authorized Signatory
Title:	Title:

Address:	Address:
250 Park Ave., Suite 2000	250 Park Ave., Suite 2000
New York, NY 10177	New York, NY 10177
Facsimile:	Facsimile:

NUTRA SA, LLC,	MANAGER
a Delaware limited liability company

By:	By:
, Authorized Signatory
Title:	Title:

Address:	Address:

Facsimile:	Facsimile:

[SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT:  NUTRA SA, LLC]

The undersigned agrees to the terms of this Agreement:

IRGOVEL
INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA

By:
, Authorized Signatory
Title:

Address:

Facsimile:

[SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT:  NUTRA SA, LLC]

EXHIBIT A

Capital Contributions

Member	Total Initial Capital Contributions
NutraCea	$14,000,000
AF Bran Holdings-NL LLC	$ 6,777,552
AF Bran Holdings LLC	$ 947,448

Percentage Interests

Member	Units	Percentage Interest
NutraCea	7,000,000	64.4%
AF Bran Holdings-NL LLC	3,388,776	31.2%
AF Bran Holdings LLC	473,724	4.4%

		100%

Initial Capital Accounts

Member	Initial Capital Accounts (as of Effective Date)
NutraCea	$14,000,000
AF Bran Holdings-NL LLC	$ 6,777,552
AF Bran Holdings LLC	$ 947,448

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